Exhibit 99.(a)(19)

TERMINATION OF CERTAIN SERIES OF SHARES OF
MORGAN STANLEY SELECT DIMENSIONS INVESTMENT SERIES

WHEREAS, the Trustees of Morgan Stanley Select Dimensions Investment Series (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, approved the reorganization and subsequent liquidation of the Flexible Income Portfolio, the Growth Portfolio, the Focus Growth Portfolio, and the Multi Cap Growth Portfolio (each, a “Series”) pursuant to the terms of certain Agreements and Plans of Reorganization (the “Agreements”) on February 27, 2013; and

WHEREAS, such Agreements were subsequently approved by the requisite vote of the outstanding beneficial shares of each Series at a joint meeting held on August 1, 2013;

NOW, THEREFORE:

I.       The Flexible Income Portfolio, the Growth Portfolio, the Focus Growth Portfolio, and the Multi Cap Growth Portfolio are hereby terminated as of October 3, 2013.

II.      The undersigned hereby certify that this instrument has been duly adopted in accordance with the provisions of the Declaration.

III.    This instrument may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS THEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 2nd day of October, 2013.

/s/ Frank L. Bowman	/s/ Michael Bozic
Frank L. Bowman, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Michael Bozic, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036

/s/ Kathleen A. Denis	/s/Dr. Manuel H. Johnson
Kathleen A. Dennis, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Dr. Manuel H. Johnson, as Trustee, and not individually c/o Johnson Smick Group, Inc. 888 16th Street, N.W., Suite 740 Washington, D.C. 20006

/s/ James F. Higgins	/s/ Joseph J. Kearns
James F. Higgins, as Trustee, and not individually One New York Plaza New York, NY 10004	Joseph J. Kearns, as Trustee, and not individually c/o Kearns & Associates LLC PMB754, 22631 Pacific Coast Highway Malibu, CA 90265

/s/ Michael F. Klein	/s/ Michael H. Nugent
Michael F. Klein, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Michael E. Nugent, as Trustee, and not individually 522 Fifth Avenue New York, NY 10036

/s/ W. Allen Reed	/s/ Fergus Reid
W. Allen Reed, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Fergus Reid, as Trustee, and not individually c/o Joe Pietryka, Inc. 85 Charles Colman Blvd. Pawling, NY 12564

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

October 10, 2013 04:45 PM

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth